Exhibit 4.2
AEI 2007 INCENTIVE PLAN
(as Amended and Restated as of December 14, 2009)
1. Purpose. The purpose of the Plan is to attract and retain the best available talent and encourage the highest level of performance by directors, executive officers and selected employees, and to provide them incentives to put forth maximum efforts for the success of the Company’s business, in order to serve the best interests of the Company and its shareholders.
2. Term. The Plan will expire on January 23, 2017. No further Awards will be made under the Plan on or after such date. Awards that are outstanding on the date the Plan terminates will remain in effect according to their terms and the provisions of the Plan.
3. Definitions. The following terms, when used in the Plan with initial capital letters, will have the following meanings:
(a) Appreciation Right means a right granted pursuant to Section 6.
(b) Award means the payment of an annual incentive plan bonus pursuant to Section 10; the grant of Appreciation Rights, Stock Options, Performance Shares, Performance Units or Restricted Stock Units; or the grant or sale of Restricted Shares.
(c) Board means the Board of Directors of the Company.
(d) Code means the Internal Revenue Code of 1986, as in effect from time to time.
(e) Committee means the Compensation Committee of the Board and, to the extent the administration of the Plan has been assumed by the Board pursuant to Section 15, the Board.
(f) Common Stock means the ordinary shares of the Company or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Section 12.
(g) Company means Ashmore Energy International, a Cayman Islands corporation.
(h) Date of Grant means the date specified by the Committee on which an Award will become effective.
(i) Deferral Period means the period of time during which Restricted Stock Units are subject to deferral limitations under Section 8.
(j) Director means a member of the Board who is not an employee of the Company or any Subsidiary.

(k) Evidence of Award means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an Award. An Evidence of Award may be in any electronic medium, may be limited to a notation on the books and records of the Company and need not be signed by a representative of the Company or a Participant.
(l) Foreign Taxes will, for purposes of tax withholding by the Company (or any parent or Subsidiary employing the Participant), mean any income tax, employment tax, social insurance, payroll tax, contributions, payment on account obligations or other amounts required to be withheld by the Company (such parent or Subsidiary) in connection with the issuance, exercise, vesting or settlement of Award or the issuance of shares of Common Stock thereunder.
(m) Grant Price means the price per share of Common Stock at which an Appreciation Right is granted.
(n) Management Objectives means the measurable performance objectives, if any, established by the Committee for a Performance Period that are to be achieved with respect to an Award. Management Objectives may be described in terms of company-wide objectives (i.e., the performance of the Company and all of its Subsidiaries) or in terms of objectives that are related to the performance of the individual Participant or of the division, Subsidiary, department, region or function within the Company or a Subsidiary in which the Participant receiving the Award is employed or on which the Participant’s efforts have the most influence. The achievement of the Management Objectives established by the Committee for any Performance Period will be determined without regard to any change in accounting standards by the Financial Accounting Standards Board or any successor entity.
If the Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or any other events or circumstances, the Management Objectives are no longer suitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, with respect to a Performance Period as the Committee deems appropriate and equitable.
(o) Market Value per Share means, at any date, (i) the closing sale price of the Common Stock on that date (or, if there are no sales on that date, the last preceding date on which there was a sale) on the principal national securities exchange or in the principal market on or in which the Common Stock is traded and (ii) if the Common Stock is not traded, the fair market value per share of the Common Stock as determined by the Board or the Committee.
(p) Option Price means the purchase price per share payable on exercise of a Stock Option.

(q) Participant means a person who is selected by the Committee to receive an Award under the Plan and who at that time is (i) an officer or other employee of the Company, (ii) a Director or (iii) a consultant or advisor of the Company if he or she is a natural person that provides bona fide services to the Company or any of its Subsidiaries and such services are not in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities. For the avoidance of doubt, any individual seconded to the Company as an officer or employee will be eligible to be a Participant.
(r) Performance Share means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 9.
(s) Performance Period means, with respect to an Award, a period of time within which the Management Objectives relating to such Award are to be measured. Unless otherwise expressly provided in the Plan, the Performance Period for an Award will be established by the Committee at the time of the Award.
(t) Performance Unit means a unit equivalent to $1.00 (or such other value as the Committee determines) granted pursuant to Section 9.
(u) Plan means the AEI 2007 Incentive Plan, as amended from time to time.
(v) Recoupment Policy means the Company’s Recoupment Policy, as amended from time to time.
(w) Restricted Shares means shares of Common Stock granted or sold pursuant to Section 7 as to which neither the ownership restrictions nor the restrictions on transfer have expired.
(x) Restricted Stock Units means an Award pursuant to Section 8 of the right to receive shares of Common Stock at the end of a specified Deferral Period.
(y) Spread means the excess of the Market Value per Share on the date an Appreciation Right is exercised over (i) the Option Price provided for in the Stock Option granted in tandem with the Appreciation Right or (ii) if there is no tandem Stock Option, the Grant Price provided for in the Appreciation Right, in either case multiplied by the number of shares of Common Stock in respect of which the Appreciation Right is exercised.
(z) Stock Option means the right to purchase shares of Common Stock upon exercise of an option granted pursuant to Section 5.
(aa) Subsidiary means (i) any corporation of which at least 50% of the combined voting power of the then outstanding shares of voting stock is owned directly or indirectly by the Company, (ii) any partnership of which at least 50% of the profits interest or capital interest is owned directly or indirectly by the Company and (iii) any other entity of which at least 50% of the total equity interest is owned directly or indirectly by the Company.

4. Shares Available Under Plan. The aggregate number of shares of Common Stock that may be (i) subject to an Award of Appreciation Rights or Stock Options or (ii) issued or transferred as Restricted Shares and released from all restrictions or in payment of Performance Shares, Performance Units, Restricted Stock Units or in payment of annual incentive plan bonuses will not exceed in the aggregate 15,660,340 shares. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. The number of shares of Common Stock available under this Section 4 will be subject to adjustment as provided in Section 12 and will be further adjusted to include shares that relate to Awards that expire or are forfeited. The number of shares of Common Stock available under this Section 4 will not be adjusted to include (i) any shares withheld by, or tendered to, the Company in payment of the Option Price with respect to a Stock Option or in satisfaction of the taxes required to be withheld in connection with any Award granted under the Plan or (ii) any shares subject to an Appreciation Right that are not transferred to a Participant upon exercise of the Appreciation Right.
5. Stock Options. The Committee may from time to time authorize grants of Stock Options to any Participant to purchase shares of Common Stock upon such terms and conditions as it may determine in accordance with this Section 5. Each Participant who is a key employee of the Company or any Subsidiary will be eligible to receive a grant of Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code. Each grant of Stock Options may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a) Each grant will specify the number of shares of Common Stock to which it relates.
(b) Each grant will specify the Option Price, which will not be less than 100% of the Market Value per Share on the Date of Grant.
(c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Participant for at least six months (or, with the consent of the Committee, for less than six months) having an aggregate Market Value per Share at the date of exercise equal to the aggregate Option Price, (iii) with the consent of the Committee, by authorizing the Company to withhold a number of shares of Common Stock otherwise issuable to the Participant having an aggregate Market Value per Share on the date of exercise equal to the aggregate Option Price or (iv) by a combination of such methods of payment; provided, however, that the payment methods described in clauses (ii) and (iii) will not be available at any time that the Company is prohibited from purchasing or acquiring such shares of Common Stock.
(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker of some or all of the shares to which such exercise relates.
(e) Successive grants may be made to the same Participant whether or not any Stock Options or other Awards previously granted to such Participant remain unexercised or outstanding.

(f) Each grant will specify the required period or periods of continuous service by the Participant with the Company or any Subsidiary that are necessary before the Stock Options or installments thereof will become exercisable. Except as may be approved by the Committee (i) in connection with Stock Options granted to Directors solely in their capacity as Directors or (ii) in the case of the death, disability or retirement of a Participant, Stock Options will not be exercisable at a rate that is faster than one-third of the shares of Common Stock subject to the Stock Options on each anniversary of the Date of Grant unless specified Management Objectives are achieved.
(g) Any grant may specify the Management Objectives that must be achieved as a condition to the exercise of the Stock Options.
(h) Any grant may provide for the earlier exercise of the Stock Options in the event of a change in control or other similar transaction or event.
(i) Stock Options may be (i) options which are intended to qualify under particular provisions of the Code, (ii) options which are not intended to so qualify or (iii) combinations of the foregoing.
(j) On or after the Date of Grant, the Committee may provide for the payment to the Participant of dividend equivalents thereon in cash or Common Stock on a current, deferred or contingent basis.
(k) The Committee will have the right to substitute Appreciation Rights for outstanding Options granted to one or more Participants, provided the terms and the economic benefit of the substituted Appreciation Rights are at least equivalent to the terms and economic benefit of such Options, as determined by the Committee in its discretion.
(l) Effective December 14, 2009, each grant made on or after such date will be subject to the terms of the Company’s Recoupment Policy.
(m) Each grant will be evidenced by an Evidence of Award, which may contain such terms and provisions, consistent with the Plan, as the Committee may approve, including without limitation provisions relating to the Participant’s termination of employment or other termination of service by reason of retirement, death, disability or otherwise.
6. Appreciation Rights. The Committee may also from time to time authorize grants to any Participant of Appreciation Rights upon such terms and conditions as it may determine in accordance with this Section 6. Appreciation Rights may be granted in tandem with Stock Options or separate and apart from a grant of Stock Options. An Appreciation Right will be a right of the Participant to receive from the Company upon exercise an amount which will be determined by the Committee at the Date of Grant and will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise. An Appreciation Right granted in tandem with a Stock Option may be exercised only by surrender of the related Stock Option. Each grant of an Appreciation Right may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a) Each grant will state whether it is made in tandem with Stock Options and, if not made in tandem with any Stock Options, will specify the number of shares of Common Stock in respect of which it is made.

(b) Each grant made in tandem with Stock Options will specify the Option Price and each grant not made in tandem with Stock Options will specify the Grant Price, which in either case will not be less than 100% of the Market Value per Share on the Date of Grant.
(c) Each grant will provide that the amount payable on exercise of an Appreciation Right will be paid in shares of Common Stock having an aggregate Market Value per Share equal to the Spread.
(d) Any grant may specify that the amount payable to the Participant on exercise of an Appreciation Right may not exceed a maximum amount specified by the Committee at the Date of Grant.
(e) Successive grants may be made to the same Participant whether or not any Appreciation Rights or other Awards previously granted to such Participant remain unexercised or outstanding.
(f) Each grant will specify the required period or periods of continuous service by the Participant with the Company or any Subsidiary that are necessary before the Appreciation Rights or installments thereof will become exercisable, and will provide that no Appreciation Rights may be exercised except at a time when the Spread is positive and, with respect to any grant made in tandem with Stock Options, when the related Stock Options are also exercisable. Except as may be approved by the Committee (i)in connection with Appreciation Rights granted to Directors solely in their capacity as Directors or (ii)in the case of the death, disability or retirement of a Participant, Appreciation Rights will not be exercisable at a rate that is faster than one-third of the shares of Common Stock subject to the Appreciation Rights on each anniversary of the Date of Grant unless specified Management Objectives are achieved.
(g) Any grant may specify the Management Objectives that must be achieved as a condition to the exercise of the Appreciation Rights.
(h) Any grant may provide for the earlier exercise of the Appreciation Rights in the event of a change in control or other similar transaction or event.
(i) On or after the Date of Grant, the Committee may provide for the payment to the Participant of dividend equivalents thereon in cash or Common Stock on a current, deferred or contingent basis.
(j) Effective December 14, 2009, each grant made on or after such date will be subject to the terms of the Company’s Recoupment Policy.
(k) Each grant will be evidenced by an Evidence of Award, which may contain such terms and provisions, consistent with the Plan, as the Committee may approve, including without limitation provisions relating to the Participant’s termination of employment or other termination of service by reason of retirement, death, disability or otherwise.

7. Restricted Shares. The Committee may also from time to time authorize grants or sales to any Participant of Restricted Shares upon such terms and conditions as it may determine in accordance with this Section 7. Each grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting and other ownership rights, but subject to the restrictions set forth in this Section 7. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a) Each grant or sale may be made without additional consideration or in consideration of a payment by the Participant that is less than the Market Value per Share at the Date of Grant, except as may otherwise be required by applicable corporate law.
(b) Each grant or sale may limit the Participant’s dividend rights during the period in which the shares of Restricted Shares are subject to any such restrictions.
(c) Each grant or sale will provide that the Restricted Shares will be subject, for a period to be determined by the Committee at the Date of Grant, to one or more restrictions, including without limitation a restriction that constitutes a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and the regulations of the Internal Revenue Service under such Section.
(d) Any grant or sale may specify the Management Objectives that, if achieved, will result in the termination or early termination of the restrictions applicable to the shares.
(e) Any grant or sale may provide for the early termination of any such restrictions in the event of a change in control or other similar transaction or event.
(f) Each grant or sale will provide that during the period for which such restriction or restrictions are to continue, the transferability of the Restricted Shares will be prohibited or restricted in a manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include without limitation rights of repurchase or first refusal in favor of the Company or provisions subjecting the Restricted Shares to continuing restrictions in the hands of any transferee).
(g) Effective December 14, 2009, each grant made on or after such date will be subject to the terms of the Company’s Recoupment Policy.
(h) Each grant or sale will be evidenced by an Evidence of Award, which may contain such terms and provisions, consistent with the Plan, as the Committee may approve, including without limitation provisions relating to the Participant’s termination of employment or other termination of service by reason of death, disability or otherwise.

8. Restricted Stock Units. The Committee may also from time to time authorize grants or sales to any Participant of Restricted Stock Units upon such terms and conditions as it may determine in accordance with this Section 8. Each grant or sale will constitute the agreement by the Company to issue or transfer shares of Common Stock to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a) Each grant or sale may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Market Value per Share on the Date of Grant, except as may otherwise be required by applicable corporate law.
(b) Each grant or sale will provide that the Restricted Stock Units will be subject to a Deferral Period, which will be fixed by the Committee on the Date of Grant, and any grant or sale may provide for the earlier termination of such period in the event of a change in control or other similar transaction or event.
(c) During the Deferral Period, the Participant will not have any right to transfer any rights under the Restricted Stock Units, will not have any rights of ownership in the Restricted Stock Units and will not have any right to vote the Restricted Stock Units, but the Committee may on or after the Date of Grant authorize the payment of dividend equivalents on such shares in cash or Common Stock on a current, deferred or contingent basis.
(d) Effective December 14, 2009, each grant made on or after such date will be subject to the terms of the Company’s Recoupment Policy.
(e) Each grant or sale will be evidenced by an Evidence of Award, which will contain such terms and provisions as the Committee may determine consistent with the Plan, including without limitation provisions relating to the Participant’s termination of employment or other termination of service by reason of death, disability or otherwise.
9. Performance Shares and Performance Units. The Committee may also from time to time authorize grants to any Participant of Performance Shares and Performance Units, which will become payable upon achievement of specified Management Objectives, upon such terms and conditions as it may determine in accordance with this Section 9. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:
(a) Each grant will specify the number of Performance Shares or Performance Units to which it relates.
(b) The Performance Period with respect to each Performance Share and Performance Unit will be determined by the Committee at the time of grant.

(c) Each grant will specify the Management Objectives that, if achieved, will result in the payment of the Performance Shares or Performance Units.
(d) Each grant will specify the time and manner of payment of Performance Shares or Performance Units which have become payable, which payment may be made in (i) cash, (ii) shares of Common Stock having an aggregate Market Value per Share equal to the aggregate value of the Performance Shares or Performance Units which have become payable or (iii) any combination thereof, as determined by the Committee in its discretion at the time of payment.
(e) Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee on the Date of Grant. Any grant of Performance Units may specify that the amount payable, or the number of shares of Common Stock issued, with respect to the Performance Units may not exceed maximums specified by the Committee on the Date of Grant.
(f) The number of shares to be earned based on the achievement of Management Objectives pursuant to an award of Performance Shares or Performance Units may not be adjusted upward. The Committee will retain the discretion to adjust the number of shares to be earned based on the achievement of Management Objectives downward, either on a formulaic or discretionary basis or any combination thereof, as the Committee determines, in its sole discretion.
(g) On or after the Date of Grant, the Committee may provide for the payment to the Participant of dividend equivalents on Performance Shares in cash or Common Stock on a current, deferred or contingent basis.
(h) Effective December 14, 2009, each grant made on or after such date will be subject to the terms of the Company’s Recoupment Policy.
(i) Each grant will be evidenced by an Evidence of Award, which will contain such terms and provisions as the Committee may determine consistent with the Plan, including without limitation provisions relating to the payment of the Performance Shares or Performance Units in the event of a change in control or other similar transaction or event and provisions relating to the Participant’s termination of employment or other termination of service by reason of death, disability or otherwise.
10. Annual Incentive Compensation.
(a) The Committee may from time to time authorize the payment of annual incentive compensation to a Participant in cash, Common Shares, Restricted Shares, Restricted Stock Units or any combination of the foregoing, as determined by the Committee in its discretion at the time of payment. Annual incentive compensation may be payable upon a Participant’s achievement of Management Objectives specified by the Committee or upon such other terms and conditions as the Committee may determine.

(b) The incentive compensation to be earned pursuant to any incentive program under this Section 10 may not be adjusted upward. However, the Committee will retain the discretion to adjust the incentive compensation to be earned downward, either on a formulaic or discretionary basis or any combination thereof, as the Committee determines, in its sole discretion.
(c) Any annual incentive compensation Award to an individual subject to taxation in the United States will be subject to the limitations of Section 15.
11. Transferability. No Award may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order or, with the consent of the Committee, by gifts to family members of the Participant, including to trusts in which family members of the Participant own more than 50% of the beneficial interests, to foundations in which family members of the Participant or the Participant controls the management of assets and to other entities in which more than 50% of the voting interests are owned by family members of the Participant or the Participant. No Stock Option or Appreciation Right granted to a Participant will be exercisable during the Participant’s lifetime by any person other than the Participant or the Participant’s guardian or legal representative or any permitted transferee.
12. Adjustments.
(a) The Committee will make or provide for such adjustments in (i) the maximum number of shares of Common Stock specified in Section 4, (ii) the number of shares of Common Stock covered by outstanding Stock Options, Appreciation Rights, Performance Shares and Restricted Stock Units granted under the Plan, (iii) the Option Price or Grant Price applicable to any Stock Options and Appreciation Rights, and (iv) the kind of shares covered by any such Awards (including shares of another issuer), as the Committee in its discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (y) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (z) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection with such substitution the surrender of all Awards so replaced.
(b) The Committee may accelerate the payment of, or vesting with respect to, any Award under the Plan upon (i) termination of employment of an employee of the Company or the parent or a Subsidiary of the Company, in the event such termination warrants special consideration or (ii) the occurrence of a transaction or event described in this Section 12. The Committee may also accelerate the vesting with respect to any Stock Option or Appreciation Right upon the retirement of an employee of the Company or the parent or a Subsidiary of the Company at the age of 65 or as otherwise defined by the Committee.

(c) The Committee may accelerate the payment of, or vesting with respect to, any Award under the Plan to a Director upon the involuntary termination of a Director’s Board service, as a result of (i) such Director not being nominated for re-election to the Board, (ii) such Director not being elected by the Company’s shareholders to serve an additional Board term, or (iii) the occurrence of a transaction or event described in this Section 12. The Committee may also accelerate the vesting with respect to any Stock Option or Appreciation Right upon the retirement of a Director at the age of 65 or as otherwise defined by the Committee. Notwithstanding the foregoing, the acceleration of vesting of any Awards for one or more members of the Committee (other than ad hoc or formulaic Awards made to all or substantially all of the Directors on substantially the same basis) must be authorized by a disinterested majority of the Directors.
(d) Notwithstanding the foregoing Sections 12(b) and (c), in the case of any Award that constitutes a deferral of compensation within the meaning of Section 409A or 457A of the Code, the Committee will not accelerate the payment of the Award unless it determines in good faith that such accelerated payment is permissible under guidance issued by the Secretary of the Treasury under Section 409A or 457A, as applicable.
13. Fractional Shares. The Company will not be required to issue any fractional share of Common Stock pursuant to the Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.
14. Withholding Taxes.
(a) The Company’s obligation to deliver shares of Common Stock in connection with the grant, exercise, vesting or settlement of any Award will be subject to the satisfaction of all applicable income and employment taxes, and Foreign Tax withholding requirements and any other taxes required to be collected at the time of the grant, exercise, vesting or settlement of such Award. Accordingly, no shares will be issued with respect to an outstanding Award until all such taxes have been collected.
(b) The Company (or the parent or Subsidiary of the Company employing the Participant) will collect the employee portion of the United States FICA taxes (Social Security and Medicare) with respect to the shares of Common Stock subject to an award of Restricted Shares or a Performance Unit, Performance Share or Restricted Stock Unit award at the time those shares vest. Such taxes will be based on the Market Value per Share of such shares on their vesting date. The Company (or the parent or Subsidiary employing the Participant) will also collect the employee portion of the FICA taxes with respect to any dividend equivalents payable pursuant to the Award at the time those dividend equivalents vest. Such taxes will be based on the cash amount and the fair market value of any other property underlying the dividend equivalents on the vesting date. Unless the Participant delivers a separate check payable to the Company in the amount of the FICA taxes required to be withheld from the Participant, the Company will withhold those taxes from the Participant’s wages. Notwithstanding the foregoing, for any shares of Common Stock to be issued immediately upon vesting or for any divided equivalents to be paid immediately upon vesting, the employee portion of the applicable FICA taxes will be collected in the same manner as the federal, state and local income taxes are to be withheld under Section 14(d) below. The foregoing tax collection provisions will also be applicable to the employee portion of any Foreign Taxes that become due and payable upon the vesting of the shares of Common Stock subject an award of Restricted Shares or a Performance Unit, Performance Share or Restricted Stock Unit award.

(c) The Company will collect the United States federal, state and local income taxes and/or all applicable Foreign Taxes required to be withheld with respect to the distribution of dividend equivalents to a Participant by withholding a portion of that distribution equal to the amount of those taxes, with any cash portion of the distribution to be the first portion so withheld.
(d) Until such time as the Company provides the Participant with written or electronic notice to the contrary, the Company will collect the United States federal, state and local income taxes and/or all applicable Foreign Taxes required to be withheld with respect to the issuance of the vested shares of Common Stock subject to an award of Restricted Shares or a Performance Unit, Performance Share or Restricted Stock Unit award through an automatic share withholding procedure pursuant to which the Company will withhold, at the time of such issuance, the number of shares (rounded up to the nearest whole share) with an aggregate Market Value (measured as of the issuance date) equal to the amount of those taxes (the “Share Withholding Method”); provided, however, that the amount of any shares so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes that are applicable to supplemental taxable income. Participants will be notified in writing or electronically in the event such Share Withholding Method is no longer available.
(e) Should any shares of Common Stock subject to an Award be distributed at a time the Share Withholding Method is not available, then the United States federal, state and local income taxes and/or all applicable Foreign Taxes required to be withheld with respect to those shares will be collected from the Participant through the Participant’s delivery of his or her separate check payable to the Company in the amount of such taxes, or such other method determined by the Company to be in accordance with applicable law.
(f) To the extent determined by the Committee, any Participant subject to taxation in any jurisdiction will pay any taxes or other amounts that are required by the laws of that jurisdiction to be paid by the Company (or any parent or Subsidiary employing such Participant) with respect to the grant, vesting or settlement of an Award or the issuance of shares of Common Stock thereunder, to the extent those taxes or other amounts are permitted to be passed through to the Participant under applicable law. The Participant will enter into such additional agreements as may be required by the Company (or the parent or Subsidiary employing Participant) to effect the transfer of any such tax or payment obligation from the Company (or the Parent or Subsidiary employing Participant) to the Participant. Any taxes or other amounts passed through to the Participant will be collected through the Share Withholding Method until such time as the Corporation provides the Participant with written or electronic notice to the contrary.

15. Code Section 457A.
(a) It is intended that any Awards made pursuant to this Plan to individuals subject to taxation in the United States comply with the provisions of Section 457A of the Code and the regulations and guidance of general applicability issued thereunder so as to not subject individuals subject to taxation in the United States to early income recognition under Section 457A attributable to Awards made pursuant to this Plan. In furtherance of this intent, any Awards made pursuant to this Plan to individuals subject to Taxation in the United States will be interpreted and this Plan will be operated and administered with respect to those Awards in a manner consistent with these intentions. Accordingly, to avoid the application of the early recognition provisions of Code Section 457A to awards under the Plan, the Evidence of Award of an Award granted to an individual subject to taxation in the United States will contain terms compliant with the following limitations:
(i) Stock Options and Appreciation Rights will be settled in stock only. In no event will any Stock Option or Appreciation Right be settled in cash;
(ii) A Participant’s continued service with the Company, a parent of the Company or a Subsidiary will be required in order for a Restricted Stock, Restricted Stock Unit and Performance Share and Performance Unit award to vest. In no event will any Restricted Stock, Restricted Stock Unit, Performance Share or Performance Unit award provide for vesting (1) upon voluntary retirement, (2) solely on the basis of achievement of Management Objectives or (3) following termination of a Participant’s employment or service relationship with the Company;
(iii) The shares of Common Stock underlying Annual Incentive Compensation and each Restricted Stock Unit, Performance Unit or Performance Share award in which the Participant vests (whether as a result of the normal vesting schedule or as a result of accelerated vesting) will be issued on the applicable vesting date for those shares or as soon thereafter as administratively practicable, but in no event later than the close of the calendar year in which such vesting date occurs or (if later) the fifteenth day of the third calendar month following such vesting date.
(b) Notwithstanding the provisions of Section 15(a), the Committee may, when appropriate, grant Awards pursuant to this Plan to individuals subject to taxation in the United States with terms that do not comply with the provisions of Section 457A of the Code and the regulations and guidance of general applicability issued thereunder, subjecting the Award holder to early income recognition under Section 457A attributable to that Award. Similarly, the Committee may, when appropriate, amend Awards made pursuant to this Plan to add terms that do not comply with the provisions of Section 457A of the Code and the regulations and guidance of general applicability issued thereunder, subjecting the Award holder to early income recognition under Section 457A attributable to that Award.

16. Administration of the Plan.
(a) Unless the administration of the Plan has been expressly assumed by the Board pursuant to a resolution of the Board, the Plan will be administered by the Committee. A majority of the Committee will constitute a quorum, and the action of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Committee.
(b) The Committee has the full authority and discretion to administer the Plan and to take any action that is necessary or advisable in connection with the administration of the Plan, including without limitation the authority and discretion to interpret and construe any provision of the Plan or of any agreement, notification or document evidencing an Award. The interpretation and construction by the Committee of any such provision and any determination by the Committee pursuant to any provision of the Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee will be liable for any such action or determination made in good faith.
(c) It is the Company’s intention that any Award granted under the Plan that constitutes a deferral of compensation within the meaning of Section 409A of the Code and the guidance issued by the Secretary of the Treasury under Section 409A satisfy the requirements of Section 409A. In granting such an Award, the Committee will use its best efforts to exercise its authority under the Plan with respect to the terms of such Award in a manner that the Committee determines in good faith will cause the Award to comply with Section 409A and thereby avoid the imposition of penalty taxes and interest upon the Participant receiving the Award.
(d) If the administration of the Plan is assumed by the Board pursuant to Section 16(a), the Board will have the same authority, power, duties, responsibilities and discretion given to the Committee under the terms of the Plan.
17. Amendments and Other Matters.
(a) The Plan may be amended from time to time by the Committee or the Board.
(b) Neither the Committee nor the Board will authorize the amendment of any outstanding Stock Option to reduce the Option Price without the further approval of the shareholders of the Company. Furthermore, no Stock Option will be cancelled and replaced with Stock Options having a lower Option Price without further approval of the shareholders of the Company. The provisions of this Section 17(b) are intended to prohibit the repricing of “underwater” Stock Options and will not be construed to prohibit the adjustments provided for in Section 12.

(c) The Plan may be terminated at any time by action of the Board. The termination of the Plan will not adversely affect the terms of any outstanding Award.
(d) The Plan does not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.
18. Governing Law. The Plan, all Awards and all actions taken under the Plan and the Awards will be governed in all respects in accordance with the laws of the State of Texas, including without limitation, the Texas statute of limitations, but without giving effect to the principles of conflicts of laws of such State.